Exhibit 3.15

STATE of DELAWARE

LIMITED LIABILITY COMPANY

CERTIFICATE of FORMATION

First: The name of the limited liability company is Acadia RiverWoods, LLC

Second: The address of its registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street in the City of Wilmington. Zip code 19801. The name of its Registered agent at such address is The Corporation Trust Company County of New Castle.

Third: (Use this paragraph only if the company is to have a specific effective date of dissolution; “The latest date on which the limited liability company is to dissolve is                                          .”)

Fourth: (Insert any other matters the members determine to include herein.)

n/a

To Witness Whereof, the undersigned have executed this Certificate of Formation this 22 day of May, 2008.

By:	/s/ Trey Carter
Authorized Person (s)

Name:	Trey Carter

State of Delaware Secretary of State Division of Corporations Delivered 01:46 PM 05/23/2008 FILED 01:43 PM 05/23/2008 SRV 080596600 – 4551886 FILE

State of Delaware Secretary of State Division of Corporations Delivered 10:09 AM 04/13/2010 FILED 10:00 AM 04/13/2010 SRV 100375826 – 4551886 FILE

STATE OF DELAWARE

CERTIFICATE OF CHANGE OF AGENT

AMENDMENT OF LIMITED LIABILITY COMPANY

The limited liability company organized and existing under and by virtue of the Limited Liability Company Act of the State of Delaware, does hereby certify:

1.	The name of the company is Acadia Riverwoods, LLC

2.	The Certificate of Formation of the company is hereby amended to change the name and address of the registered agent and the address of the registered office within the State of Delaware as follows:

National Registered Agents, Inc.

160 Greentree Drive, Suite 101

Dover, Delaware 19904

County of Kent

Executed on April 12, 2010

/s/ Danny Carpenter
Name: Danny Carpenter
Title: Authorized Person